EXHIBIT 4.3.3

CERTIFICATE OF SECRETARY

I, JOHN M. LOWBER, the duly elected and acting Secretary of General Communication, Inc., an Alaska corporation ("Company"), do hereby certify and declare that the resolution of the Company's Board of Directors contained in the minutes of its meeting attached hereto as Exhibit 4.3.3A is a true and correct copy of that resolution as contained in those minutes duly adopted by the Company's Board of Directors at its meeting held on February 8, 2010.

Executed this 2nd day of April 2010 at Anchorage, Alaska.

GENERAL COMMUNICATION, INC.

By:       John M. Lowber
John M. Lowber, Secretary

EXHIBIT 4.3.3A
EXCERPT FROM MINUTES OF ACTION BY THE
BOARD OF DIRECTORS OF GENERAL COMMUNICATION, INC.
FEBRUARY 8, 2010

RESOLVED, that the board of directors of General Communication, Inc. ("Company") authorizes increasing the allocation of common stock to the Company's GCI 401(k) Plan by 3,000,000 shares, including approximately 60,000 shares to cover shares previously issued through the plan as restricted shares, of Company Class A common stock ("Plan Stock");

RESOLVED FURTHER, that the Board approves filing a registration statement pursuant to the federal Securities Act of 1933, as amended ("Securities Act") and, in particular, in the format of Form S-8, where such registration statement will pertain specifically to the registration of the offer of the Plan Stock and such Plan Stock will be offered or acquired through the Plan; and

RESOLVED FURTHER, that the president and other officers of the Company are directed to take such steps as are necessary to register the offer of the Plan Stock and otherwise to be in compliance with the Securities Act and other securities laws.